PROSPECTUS SUPPLEMENT DATED February 16, 2018
(To Prospectus dated December 27, 2012)
Registration Statement No. 333-185702
Rule 424(b)(3)
1,319,716 Shares

Taubman Centers, Inc.
Common Stock
This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 1,319,716 shares of our common stock, if and to the extent that such Selling Shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership, or TRG, and shares of Series B preferred stock of Taubman Centers, Inc. for shares of our common stock. This Prospectus Supplement updates certain information included in our Prospectus dated December 27, 2012 (as amended and supplemented, the “Prospectus”), and should be read together with the Prospectus.
The table of Selling Shareholders appearing on page 7-9 of the Prospectus is hereby revised as follows:
1.    Joseph Perlmutter, individually, transferred beneficial ownership of 33,433 shares to the Joseph Perlmutter Living Trust dated October 11, 1999.
2.    H Group, LLC previously sold 3,071 shares of our common stock under the Prospectus. Beneficial ownership of the remaining 21,000 shares held by H Group, LLC were transferred to the persons named below. Thereafter, the Amended and Restated Norman Perlmutter Living Trust dated December 31, 2014 transferred beneficial ownership of 893 shares of our common stock to Eisenhower Medical Center.
3.    Therefore, the information included in the table of Selling Shareholders for Joseph Perlmutter, the Robert D. Perlmutter Revocable Trust dated October 1, 1983, as amended, and H Group, LLC is hereby replaced with the information set forth in the table below. Further, Footnote 10 to such table is replaced with “[Intentionally Omitted]” and Footnote 21 is amended as set forth below.

Name of Selling Shareholder	Shares Owned Prior to the Offering		Number of Shares That May Be Offered Hereby(1)	Shares Owned After to the Offering
	Number	Percent of Class		Number	Percent of Class
Amended and Restated Norman Perlmutter Living Trust dated December 31, 2014 (18)	10,300	*	10,300	─	*
Joseph Perlmutter Living Trust dated October 11, 1999 (29)	37,030	*	37,030	─	*
Stephen Perlmutter Trust, under Declaration of Trust dated September 26, 2011 (30)	2,838	*	2,838	─	*
Robert Perlmutter Revocable Trust dated October 1, 1983, as amended and restated April 18, 2014 (21)	35,960	*	35,960	─	*
Eisenhower Medical Center		*		─	*
(21) Voting and dispositive power held by Robert Perlmutter. Excludes beneficial ownership of shares specified in footnotes 11, 19, 23 and 27, so there is no duplication. 32,588 Units and shares of Series B Preferred Stock are pledged, and 32,588 shares of common stock to be received upon exchange under the Continuing Offer are also pledged, to The PrivateBank and Trust Company.
(29) Voting and dispositive power held by Joseph Perlmutter, as trustee.
(30) Voting and dispositive power held by Stephen Perlmutter, as trustee.
4.    Footnote 31, as follows, is hereby added to the footnotes to the information included in the table of Selling Shareholders for Stephen Perlmutter: “(31) Excludes beneficial ownership of shares specified in footnote 30, so there is no duplication.”